Exhibit 99.1

Crown Media Holdings announces closing of Senior Notes Offering and New Credit Facility

STUDIO CITY, Calif., July 14, 2011 (BUSINESS WIRE) —

Crown Media Holdings, Inc. (“Crown Media”) announced today the closing of its previously announced offering in a private placement (the “Offering”) of $300 million in aggregate principal amount of 10.5% senior notes due 2019 (the “Notes”).  Crown Media also entered into a new $240 million senior secured credit facilities consisting of (i) a seven year $210 million senior secured term loan facility and (ii) a five year $30 million senior secured super-priority revolving credit facility.

The proceeds of the term loans and a portion of the proceeds of the Notes were used to repay borrowings under Crown Media’s existing credit agreement with its affiliate, H C Crown, LLC (“HCC”), a subsidiary of Hallmark Cards, Inc., and the remaining proceeds of the Notes were used to redeem all of Crown Media’s outstanding Series A Preferred Stock, all of which was held by HCC. The revolving credit facility will be used in the future for general corporate purposes. The existing credit agreement with HCC was comprised of a Term A Loan that bore interest at 9.5% per annum through December 31, 2011, and 12% thereafter, and a Term B Loan that bore interest at 11.5% through December 31, 2011, and at 14% thereafter.  The dividend rate for the Series A Preferred Stock was 14% and would have increased to 16% beginning on January 1, 2012.

The Notes were offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”) and to buyers outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act, and until so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variation of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s most recent 10-K and 10-Q Reports. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SOURCE: Crown Media Holdings, Inc.

IR Focus

Mindy Tucker, 914.725.8128

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